Exhibit 99.1

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	January 13, 2010
Investor Relations
(859) 572-8684

GENERAL CABLE COMMENTS ON VENEZUELAN CURRENCY DEVALUATION

HIGHLAND HEIGHTS, KENTUCKY, January 13, 2010 – On Friday, January 8, 2010, the Venezuelan government announced its intention to devalue its currency (Bolivar) and establish a two-tier foreign exchange structure. The official exchange rate for essential goods (food, medicine and other essential goods) will be adjusted from 2.15 Bolivars to each US Dollar to 2.60.  The official exchange rate for non-essential goods will be adjusted from 2.15 Bolivars to each US Dollar to 4.30.  General Cable expects that its products will be classified as non-essential.

While the Company continues to evaluate the impact of these actions by the Venezuelan government, the Company expects to record a one-time charge in the first quarter of 2010 related primarily to the remeasurement of the local balance sheet on the date of the devaluation. The non-recurring pre-tax charge in the first quarter of 2010 is expected to be $40 to $45 million. The Company does not expect any impact to its 2009 results of operations or cash flows.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial,  and communications markets. For more information about General Cable visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors, risks, and uncertainties are more fully discussed in the Company's Report on Form 10-K, as amended, originally filed with the Securities and Exchange Commission on March 2, 2009, as well as periodic reports filed with the Commission.

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Release No. 0636
1/13/10